                                 EMPLOYMENT AGREEMENT


     Employment Agreement (the "Agreement"), dated November 13, 1998, by and between Pentegra Dental Group, Inc., a Delaware corporation (the "Company"), and James M. Powers, Jr.("Employee").

     In consideration of the mutual premises and conditions contained herein, the parties hereto agree as follows:

     Section 1. EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

     Section 2. DUTIES. Initially, employee shall serve as the President of the Company. Employee's duties and powers shall be limited to taking actions necessary to effect dental practice acquisitions contemplated by that certain Agreement and Plan of Merger dated November 13, 1998 between the Company, Liberty Acquisition Corporation, Liberty Dental Alliance, Inc. and certain other parties thereto (the "Merger Agreement") until such time that members of the Acquiror Group have consummated Liberty Practice Acquisitions representing $10,000,000 in Practice Gross Revenues. Upon consummation by members of the Acquiror Group of Liberty Practice Acquisitions representing $10,000,000 in Practice Gross Revenues, the duties and powers of the Employee will be expanded to include the duties and authority of the President, Chief Executive Officer and Chairman of the Board of the Company as delineated in the Company's Bylaws and as may otherwise be specified by the Company's Board of Directors.

Capitalized terms used but not otherwise defined in this Agreement shall have the meaning assigned to such terms in the Merger Agreement.

Employee agrees to devote his full time and best efforts to the performance of his duties to the Company. All of the Employee's powers and authorities shall be subject to the reasonable direction and control of the Company's Board of Directors ("Board"). Employee acknowledges that the executive offices of the Company will be located in Phoenix, Arizona and that he shall perform his duties under this Agreement from such executive offices. Employee and the Company further agree as follows:

          (a) Upon the consummation by members of the Acquiror Group of Liberty Practice Acquisitions representing a cumulative total of $10,000,000 in Practice Gross Revenues until the acquisition by members of the Acquiror Group of Liberty Practice Acquisitions representing a cumulative total of $25,000,000 in Practice Gross Revenues, Employee shall establish and maintain a residence in the Phoenix, Arizona area and the Company shall provide Employee a living allowance of $1,500 per month.

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          (b)  Employee agrees that upon consummation by members of the Acquiror
     Group of Liberty Practice Acquisitions representing a cumulative total of $25,000,000 in Practice Gross Revenues, Employee shall establish and maintain his principal residence in the Phoenix, Arizona area. Company shall reimburse Employee for relocation costs as set forth on Exhibit B and the Company will have no further obligation to pay to Employee the living allowance provided for in subparagraph (a).

     Section 3. TERM. Except as otherwise provided in Section 6 hereof, the term of this Agreement shall be for two (2) years ("Term"), commencing on the date hereof (the "Commencement Date").

     Section 4. COMPENSATION AND BENEFITS. In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

          (a) BASE SALARY. Commencing on the date at which members of the Acquiror Group have consummated Liberty Practice Acquisitions representing $10,000,000 in Practice Gross Revenues, Employee shall be entitled to receive a base salary of $200,000.00 per annum or as increased from time to time by the Board of Directors of the Company or the Compensation Committee of the Board of Directors ("Compensation Committee").

          (b) BONUS. Commencing with the fiscal year beginning April 1, 1999 and ending March 31, 2000, Employee shall be eligible to receive a bonus each year during the term of this Agreement in accordance with the bonus plan set forth on Exhibit A. Such bonus shall be payable by the Company to Employee on or before 90 days from the end of each fiscal year.

          (c) BENEFITS. The Company shall grant Employee options to purchase 150,000 shares of the Company's Common Stock at the closing sales price of the Common Stock as quoted by the American Stock Exchange on the date that the merger contemplated by the Merger Agreement is consummated; and 150,000 shares of the Company's Common Stock at the price of $6.125 per share of Company Common Stock, with such options vesting 20% on March 24, 1999 and 20% per year thereafter.

          In addition, during the term of this Agreement, Employee shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company, subject to approval and grant by the appropriate committee of the Board of Directors of the Company with respect to programs calling for such approvals or grants. Additionally, Employee shall be entitled to medical, dental, disability, life insurance and other benefits as are generally made available to the executive employees of the Company. Employee shall be entitled to three
     (3) weeks vacation and such other days for personal use as reasonably determined by the Company.

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     Section 5.     EXPENSES; AUTOMOBILE.  It is acknowledged by the parties
that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates, mobile telephone and similar expenses. The Company will reimburse Employee for all reasonable expenses of types authorized by the Company and incurred by Employee in the performance of his duties hereunder, including, without limitation, reasonable expenses incurred by him for the purpose of effecting Liberty Practice Acquisitions. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

          The Company shall provide Employee with a suitable automobile for business use, or at the Company's option, Company shall provide Employee with an automobile allowance and Company shall pay all costs and expenses reasonably incurred by Employee in connection with the business use thereof; provided that the cost to Company for such automobile costs and expenses shall not exceed $750 per month.

     Section 6. TERMINATION. Employee's employment hereunder will commence on the Commencement Date and continue until the end of the Term, except that the employment of Employee hereunder will terminate earlier upon the occurrence of the following events:

          (a) DEATH OR DISABILITY. Employee's employment will terminate immediately upon the death of Employee during the term of his employment hereunder or, at the option of the Company, in the event of Employee's disability, upon 30 days notice to Employee. Employee will be deemed disabled if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties with the Company on a full-time basis for 120 consecutive business days and Employee shall not reasonably be expected to be able to resume his duties within 60 days of the end of such 120 day period. In the event of the termination of this Agreement pursuant to this subsection, Employee will not be entitled to any severance pay or other compensation except for any portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

          (b) FOR CAUSE. The Company may terminate the Employee's employment for "Cause" immediately upon written notice by the Company to Employee. For purposes of this Agreement, a termination will be for Cause if: (i) Employee willfully and continuously fails to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii) Employee willfully engages in gross misconduct materially and demonstrably injurious to the Company, (iii) Employee has been convicted of a felony, or (iv) Employee fails to use his best efforts to take actions necessary to effect Liberty Practice Acquisitions representing $10,000,000 in Gross Practice Revenues. In the event of the termination of this Agreement pursuant to this subsection, Employee will not be entitled to any severance pay or other compensation except for any portion of his base

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     salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

          (c) BY COMPANY WITHOUT CAUSE. The Company may terminate this Agreement during the Term at any time for any reason without cause. In the event of the termination of this Agreement pursuant to this subsection, the Company will pay Employee, as Employee's sole remedy in connection with such termination, severance pay in the amount determined by multiplying Employee's monthly base salary at the rate in effect immediately preceding the termination of Employee's employment by twelve (12) months. The Company will also pay Employee the portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination. The Company will pay the severance payments provided for in this subsection (other than in the foregoing sentence) in a lump sum amount concurrent with Employee's termination of employment. The Company will not be entitled to offset or mitigate the amount due under this subsection by any other amounts payable to Employee, including amounts payable or paid to Employee by third parties for Employee's services after the date of termination. This subsection (c) shall not apply in the event of a termination by the Company pursuant to subsection (d) below.

          (d) BY COMPANY AS THE RESULT OF FAILURE TO CLOSE LIBERTY ACQUISITIONS. The Company may terminate this Agreement at any time after January 31, 1999 by action of the Board of Directors of the Company, if on or prior to January 31, 1999 members of the Acquiror Group have not consummated Liberty Practice Acquisitions representing $10,000,000 in Practice Gross Revenues. In the event of the termination of this Agreement pursuant to this subsection, Employee will not be entitled to any severance pay or other compensation except for expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

     Section 7. EFFECT OF TERMINATION ON OPTIONS. The Employee has been granted options to purchase shares of the Company's Common Stock pursuant to the terms of an Incentive Stock Option Agreement in the form of Exhibit C attached hereto and may continue to be granted such options from time to time. The effect of the termination of the Employee's employment on such options shall be determined by the terms of the option plan under which the options are issued and the option agreement related to such options.

     Section 8. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that certain assets of the Company and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special and unique assets of the

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Company and its affiliates.  Employee will not, during or after his term of employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or Employee, Employee will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

     Section 9. NONCOMPETITION. Until one year after termination of Employee's employment with the Company for any reason, whether voluntary or involuntary, Employee will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which relate to the acquisition and consolidation of dental practices which were either conducted by the Company at the time of Employee's termination or "Proposed to be Conducted" (as defined herein) by the Company at the time of such termination (the "Designated Industry"), (ii) divert to any competitor of the Company in the Designated Industry any customer of Employee, or (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry. The parties hereto acknowledge that Employee's noncompetition obligations hereunder will not preclude Employee from (i) owning less than 5% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry or (ii) serving as an officer, director, stockholder or employee of an entity engaged in the healthcare industry whose business operations are not competitive with those of the Company. "Proposed to be Conducted", as used herein, shall mean those business activities which are the subject of a formal, written business plan approved by the Board of Directors prior to termination of Employee's employment and which the Company takes material action to implement within 12 months of the termination of Employee's employment. Employee will continue to be bound by the provisions of this Section 9 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 9 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein. The parties hereto acknowledge and agree that the provisions of this Section 9 shall not apply if this Agreement is terminated pursuant to
Section 6(d) hereof; provided, further, however, that this Section 9 shall apply if this Agreement is terminated pursuant to Section 6(b)(iv) hereof notwithstanding that such termination shall also constitute a termination of this Agreement pursuant to Section 6(d) hereof.

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

     Section 10.    GENERAL.

          (a) NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 10(a):

     If to the Company, to:             with a copy to:

     Pentegra Dental Group, Inc.        Jackson Walker L.L.P.
     2999 N. 44th Street, Suite 650     901 Main Street, Suite 6000
     Phoenix, Arizona 85018             Dallas, Texas  75202
     Attn: CHIEF EXECUTIVE OFFICER      Attn: James S. Ryan, III
     Fax No.: (602) 952-0544            Fax No.:  (214) 953-5822

     If to Employee, to:

     ------------------------

     ------------------------

     ------------------------

     ------------------------

          (b) WITHHOLDING; NO OFFSET. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person.

          (c) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 8 and 9 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

          (d) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such

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     illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          (e) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

          (f) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

          (g) CAPTIONS. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

          (h) REFERENCE TO AGREEMENT. Use of the words "herein," "hereof," "hereto" and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

          (i) BINDING AGREEMENT. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee and the successors of the Company.
     If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee's estate. This Agreement is not otherwise assignable by Employee.

          (j) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

          (k) GOVERNING LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Arizona, without regard to its choice of law principles.

     Section 11. BINDING ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in Phoenix, Arizona, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in, and enforced by, any court having jurisdiction thereof.

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

     EXECUTED as of the date and year first above written.

                              PENTEGRA DENTAL GROUP, INC.


                              By:   /s/ Kimberlee K. Rozman
                                   ------------------------------
                              Its: Senior Vice President
                                   ------------------------------

                              EMPLOYEE

                               /s/ James M. Powers, Jr.
                              ------------------------------
                              James M. Powers, Jr.


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

                                      EXHIBIT A

                                        BONUS

     Commencing with the fiscal year of the Company beginning April 1, 1999 and ending March 31, 2000, Employee shall be eligible to receive an annual cash bonus in an amount equal to up to 25% of his base salary in the event that the Company experiences at least 20% or greater growth in earnings per share on a fiscal year to year basis. For purposes of determining the applicable year's earnings per share, the cash bonus payable hereunder and under all other similar agreements between the Company and its officers shall be included prior to such determination.

     Percentage Increase in             Bonus as a Percentage
     Earnings Per Share                 Of Annual Base Salary
     20.0-22.5%                         5%
     Over 22.5-25.0%                    10%
     Over 25.0% to 27.5%                15%
     Over 27.5% to 30.0%                20%
     Over 30.0%                         25%

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

                                      EXHIBIT B

     Upon relocation of the Employee to Phoenix, Arizona and subsequent relocation by Employee should the headquarters of the Company be moved from Phoenix, Arizona, Employee shall be entitled to receive reimbursement of the moving/relocation expenses set forth below:

     The Company will reimburse the Employee for all reasonable, out-of-pocket and adequately documented moving expenses. The term "reasonable, out-of-pocket and adequately documented moving expenses" incurred by Employee shall include the following:

     1. Expenses incurred by Employee in connection with the sale of Employee's present principal residence, such as real estate commissions and closing costs, payable in connection with such sale but not including an equity loss on the sale of such residence;

     2. Expenses in the form of closing costs, but excluding prepayments and mortgage discount points, incurred by Employee in connection with the purchase by Employee of a new permanent principal residence in the area where the Employee is being asked to relocate;

     3. Expenses incurred by Employee for the packing and moving of usual and customary personal property and automobiles of Employee located in the present principal residence to the Employee's new residence;

     4. Expenses incurred by Employee for up to two (2) trips to the relocation area, of up to three (3) days and nights, for Employee and Employee's spouse in connection with Employee's efforts to locate a new permanent residence (such expenses to include airfare, hotel and automobile rental).

     5. Cash reasonably calculated by the Company to negate adverse income tax consequences to Employee of the foregoing reimbursement.

     Total expenses reimbursed by Company to Employee as set forth in subparagraphs (1) - (5) above shall not exceed the sum of $50,000.

     Additionally, If Employee is terminated without cause pursuant to
Section 6(c) hereof following the consummation by Acquiror Group of Liberty Practice Acquisitions with more than $10,000,000 in Practice Gross Revenues, the Company shall pay to Employee a lump sum amount (on the date of such termination) equal to the amounts paid by the Company to Employee as set forth above (i.e., if Employee receives the sum of $50,000 set forth above for relocation to Phoenix, Arizona and tax consequences of such reimbursement, upon termination of Employee pursuant to Section 6(c), Employee shall again receive the sum of $50,000).

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